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            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated November 19, 2010 on the financial statements of the Columbia Strategic Allocation Fund and RiverSource Strategic Income Allocation Fund of the RiverSource Strategic Allocation Series, Inc. included in the Annual Report for the period ended September 30, 2010, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 48 to the Registration Statement (Form N-1A, No. 2-93801) of the RiverSource Strategic Allocation Series, Inc.

                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
November 23, 2010